SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                          ________________________

                                 FORM 8-A/A

                  AMENDING FORM 8-A DATED JANUARY 10, 2003

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                              NTL Incorporated
                          ----------------------
           (Exact name of registrant as specified in its charter)

                   Delaware                                   52-1822078
------------------------------------------------      -------------------------
   (State of incorporation or organization)                (I.R.S. Employer
                                                         Identification No.)
             110 East 59th Street
              New York, New York                                10022
------------------------------------------------      -------------------------
      (Address of principal executive offices)                (Zip Code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

     Securities Act registration statement file number to which this form relates: 000-22616 (if applicable)

     Securities to be registered pursuant to Section 12(b) of the Act: None

     Securities to be registered pursuant to Section 12(g) of the Act:

         Stockholder Rights accompanying each share of Common Stock
-------------------------------------------------------------------------------
                              (Title of Class)

This Form 8-A/A amends and supplements the Form 8-A filed by NTL Incorporated, a Delaware corporation, dated January 10, 2003 (the "Form 8-A").

Item 1.   Description of Securities to be Registered.
          ------------------------------------------

     The description which follows is subject to and qualified in its entirety by reference to the full terms of the Amendment to Rights Agreement which is filed as an Exhibit to this Form 8-A/A and the full terms of the Rights Agreement which was filed as an Exhibit to the Form 8-A both of which are incorporated by reference in this Item.

     In this registration statement on Form 8-A/A, "we", "us" and "our" refer to NTL Incorporated.

     Item 1 of the Form 8-A is hereby amended by adding the following paragraph at the end of such item:

     On September 26, 2003, we filed a registration statement on Form S-1 (the "Registration Statement") relating to a transaction pursuant to which we will distribute to holders of our common stock of record on a date on or around the date the Registration Statement is declared effective by the Securities and Exchange Commission rights to purchase shares of our common stock on the terms to be described in the prospectus included in the Registration Statement at the time such Registration Statement is declared effective (taking into account any amendments or supplements thereto). Our Board of Directors adopted an amendment to the Rights Agreement dated January 10, 2003 between us and Continental Stock Transfer & Trust Company. As a result of the amendment to the Rights Agreement:

          1. Section 1 of the Rights Agreement has been amended by adding definitions in the appropriate locations for "Exempt Rights Offering Participants", "Rights Offering", "Rights Offering Registration Statement" and "Rights Offering Underwriters".

          2. Section 1(a)(x)(vii) of the Rights Agreement has been amended to revise the definition of "Acquiring Person" to exclude the acquisition of Common Stock directly from us pursuant to the Rights Offering from the exception to the definition of "Acquiring Person" (for acquisitions of Common Stock directly from us set forth in that section) and to provide that such exclusion will not apply to Exempt Rights Offering Participants or Rights Offering Underwriters.

          3. Section 1(b) of the Rights Agreement has been amended to provide that, for the avoidance of doubt, clause (z) shall not apply an Exempt Rights Offering Participant or Rights Offering Underwriters as a result of its acquisition of shares of Common Stock directly from us pursuant to the Rights Offering.

          4. All references in the Rights Agreement (including the exhibits thereto) have been amended to refer to the Rights Agreement as amended.

          5. The Amendment to Rights Agreement did not take effect, by its terms, until the Registration Statement was filed with the Securities and Exchange Commission.

Item 2.   Exhibits.
          --------

          1. Amendment to Rights Agreement, dated as of September 26, 2003 by and between NTL Incorporated and Continental Stock Transfer & Trust Company, as Rights Agent.

                                 SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        NTL Incorporated

                                        By:  /s/ Scott E. Schubert
                                             ------------------------------
                                             Name:  Scott E. Schubert
                                             Title: Chief Financial Officer

Dated:  September 26, 2003

                               EXHIBIT INDEX
                               -------------

    Exhibit                       Description
    -------                       -----------

     1. Amendment to Rights Agreement, dated as of September 26, 2003 by and between NTL Incorporated and Continental Stock Transfer & Trust Company, as Rights Agent.